Exhibit 23.2

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Shareholders and Board of Directors

STERIS plc

We are aware of the incorporation by reference in this proxy statement/prospectus that is made part of the Registration Statement (Form S-4) of STERIS Limited for the registration of its ordinary shares of our review reports dated August 8, 2018 and November 6, 2018 relating to the unaudited consolidated interim financial statements of STERIS plc that are included in its Form 10-Q for the quarters ended June 30, 2018 and September 30, 2018.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 6, 2018